SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

Under The Securities Act of 1933

M & F WORLDWIDE CORP.

(Exact name of Registrant as specified in its charter)

Delaware	02-0423416
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

35 East 62nd Street

New York, New York 10065

(212) 572-8600

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

M & F Worldwide 1997 Stock Option Plan

M & F Worldwide 2000 Stock Option Plan

M & F Worldwide Corp. Outside Directors Deferred Compensation Plan

(Full title of the plans)

M & F Worldwide Corp.

35 East 62nd Street

New York, New York 10065

Attn: General Counsel

(212) 572-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Alan C. Myers

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036

(212) 735-3780

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1. Registration Statement No. 333-40365, filed with the Securities and Exchange Commission on November 17, 1997, registering 1,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), for the M & F Worldwide 1997 Stock Option Plan;

2. Registration Statement No. 333-39162, filed with the Securities and Exchange Commission on June 13, 2000, registering 1,500,000 shares of Common Stock for the M & F Worldwide 2000 Stock Option Plan; and

3. Registration Statement No. 333-155575, filed with the Securities and Exchange Commission on November 21, 2008, registering 500,000 shares of Common Stock for the M & F Worldwide Corp. Outside Directors Deferred Compensation Plan.

On December 21, 2011, pursuant to the terms of the Agreement and Plan of Merger, by and among the M & F Worldwide Corp., a Delaware corporation (the “Company”), MX Holdings One, LLC, a Delaware limited liability company, MX Holdings Two, Inc., a Delaware corporation (“Merger Sub”), and, solely with respect to the sections specified therein, MacAndrews & Forbes Holdings Inc., a Delaware corporation (“Holdings”), Merger Sub, a wholly-owned subsidiary of Holdings, was merged (the “Merger”) with and into the Company with the Company as the surviving corporation. At the effective time of the Merger, (i) each share of Common Stock (other than Common Stock held by Merger Sub, the Company and holders who have perfected and not withdrawn a demand for appraisal rights (collectively, “Excluded Shares”)) was cancelled and was converted into the right to receive $25.00, in cash, without interest, (ii) each Excluded Share was cancelled and (iii) each share of common stock, par value $.01 per share of Merger Sub, was cancelled and converted into one share of common stock, par value $.01 of the surviving corporation. As a result of the Merger, the Company (as the surviving corporation), became a wholly-owned indirect subsidiary of Holdings. As a result of the Merger, there is no longer any Common Stock outstanding and the offering pursuant to the Registration Statements has been terminated.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of Common Stock registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to each of the Registration Statements and has duly caused this Post-Effective Amendment No. 1 to each the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York.

M & F WORLDWIDE CORP.

By:	/s/ Barry F. Schwartz
Name:	Barry F. Schwartz
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to each of the Registration Statements has been signed by the following persons in the capacities and on the dates indicated on December 22, 2011.

Signature	Title

/s/ Barry F. Schwartz Barry F. Schwartz	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Paul G. Savas Paul G. Savas	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Alison M. Horowitz Alison M. Horowitz	Vice President, Treasurer and Controller (Principal Accounting Officer)

/s/ Ronald O. Perelman Ronald O. Perelman	Chairman of the Board of Directors